Exhibit 10.1

FLIR SYSTEMS, INC.

STOCK OPTION AGREEMENT

Granted to:

Grant Date:

Number of Shares:

Option Price per Share:

This Stock Option Agreement is made between FLIR Systems, Inc., an Oregon corporation (“FLIR Systems”) and you, an associate of FLIR Systems, Inc. or one of its Subsidiaries (“Employee”).

FLIR Systems sponsors the 2002 Incentive Stock Option Plan (the “Plan”). A copy of the Plan can be found on the FLIR intranet or may be obtained by contacting FLIR Systems Human Resources. The terms and provisions of the Plan are incorporated herein by reference. When used herein, the terms which are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable).

The failure by the Employee to execute this Stock Option Agreement within 120 days of the Grant Date may result in the cancellation of this Grant.

In recognition of the value of your contribution to FLIR Systems, you and FLIR Systems mutually covenant and agree as follows:

1.	Subject to the terms and conditions of the Plan and this Agreement, FLIR Systems grants to you the option to purchase from FLIR Systems the above-stated number of Shares of FLIR Systems Common Stock at the Option Price per share stated above. You acknowledge having read the Plan and agree to be bound by all of the terms and conditions of the Plan.

2.	These Options vest and are exercisable by you as stated in the grant details that are provided in your on-line account with Fidelity Investments. The manner of exercising the Options and the method for paying the applicable Option Price shall be as set forth in the Plan. Any applicable withholding taxes must also be paid by you in accordance with the Plan. Shares issued upon exercise of the Options shall be issued solely in your name. The right to purchase Shares pursuant to the Option shall be cumulative so that when the right to purchase an additional installment of Shares has vested pursuant to the above-stated vesting schedule, such shares or any part thereof may be purchased thereafter until the expiration of the Option.

3.	In the event of termination of your employment with FLIR Systems and its Subsidiaries and subject to the provisions of this paragraph 3, the vested portion of these Options shall expire on the earlier of the Expiration Date as stated in the grant details in your on-line account with Fidelity Investments or the following cancellation date depending on the reason for termination:

Reason for Termination	Cancellation Date
Death or Disability	12 months from termination date
All other terminations	90 days from termination

The unvested portion of these Options expire upon termination of your employment with FLIR Systems and its Subsidiaries.

4.	The Employee shall have no rights as a shareholder with respect to any Option Shares covered by these Options hereby granted until the date of issuance of a stock certificate or the acquisition of such Option Shares. No adjustment shall be made for dividends or other rights for which the recorded date is prior to the date of issuance.

5.	These Options shall not be assignable or transferable by the Employee except by will or by the laws of descent and distribution. During the Employee’s lifetime, these Options may be exercised only by the Employee or, in the event of incompetence, by the Employee’s legally appointed guardian.

6.	The existence of these Options shall not affect in any way the right or power of FLIR Systems or its shareholders to authorize any adjustments, recapitalizations or other changes in FLIR Systems’ capital structure or its business, or any merger or consolidation of FLIR Systems, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of FLIR Systems, or any sale or transfer of all or any part of its assets or business, or any corporate act or proceeding, whether of similar nature or character.

7.	In accordance with the terms of the Plan, the Company may limit or suspend the exercisability of the Options or the purchase or issuance of Option Shares thereunder under any circumstances. Any delay caused thereby shall in no way affect the termination of the Options.

8.	The Board of Directors may at any time amend, suspend or terminate the Plan; provided, however, that no amendment, suspension or termination of the Plan or the Options shall adversely affect in any material way the Options without the written consent of the Employee.

9.	Nothing contained in the Agreement shall be construed to limit or restrict the right of FLIR Systems or any subsidiary to terminate the Employee’s employment at any time, with or without cause, or to increase or decrease the Employee’s compensation from the rate of compensation in existence at the time this Agreement is executed.

10.	Notices hereunder shall be in writing, and if to FLIR Systems, may be delivered personally to FLIR Systems Human Resources or such other party as designated by FLIR Systems or mailed to its headquarters office and if to the Employee, may be delivered personally or mailed to the Employee at his or her address on the records of FLIR Systems.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Grant Date stated above.

FLIR SYSTEMS, INC.	EMPLOYEE

By:
Name

Employee ID Number
Earl R. Lewis
FLIR Systems, Inc.
Signed Electronically
Signed Electronically